EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-184214 on Form S-8 of our report dated March 18, 2013, relating to the consolidated financial statements of Summit Midstream Partners, LP and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the acquisition of Grand River Gathering Company, LLC from Encana Corporation on October 27, 2011) appearing in this Annual Report on Form 10-K of Summit Midstream Partners, LP for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 18, 2013

EXH 23.1-1